Exhibit 99.7

Consent as Designee to Tailwind Two Acquisition Corp. Board of Directors

The undersigned hereby consents, pursuant to Rule 438 under the Securities Act of 1933, as amended (the “Securities Act”), to be named as a director of Tailwind Two Acquisition Corp. (the “Registrant”) upon consummation of the business combination described in the registration statement on Form S-4 filed by the Registrant with the Securities and Exchange Commission (Registration No. 333-261378) for the registration under the Securities Act of securities issuable in connection with the business combination involving Terran Orbital Corporation and the Registrant. The undersigned also consents to the filing of this consent as an exhibit to such registration statement and any amendments thereto.

/s/ Tom Manion
Name: Tom Manion

Date: February 10, 2022